Exhibit 99

CORRECTING and REPLACING Strategic Diagnostics Reports
Second Quarter 2009 Results

Revenue Improves Quarter-Over-Comparative Quarter, Life Science
Revenues Improve 16%

Year-to-Date Revenues of $13.8 million

CORRECTION...by Strategic Diagnostics Inc.

NEWARK, Del.--(BUSINESS WIRE)-- In release dated July 30, 2009, first paragraph below the bullet points, fourth sentence should read: With an ever-expanding GAT customer base as well as recent AOAC certifications for our food pathogen product lines ... (sted With an ever-expanding GAT customer base as well as recent USDA certifications for our food pathogen product lines ...).

The corrected release reads:

STRATEGIC DIAGNOSTICS REPORTS SECOND QUARTER 2009 RESULTS

Revenue Improves Quarter-Over-Comparative Quarter, Life Science
Revenues Improve 16%

Year-to-Date Revenues of $13.8 million

Strategic Diagnostics Inc. (Nasdaq: SDIX) - a leading provider of biotechnology-based detection solutions for a broad range of life science and industrial applications, today reported financial results for the quarter ended June 30, 2009. Revenues for the quarter were $6.9 million, compared to $6.6 million for the same period in 2008. Revenues for the second quarter of 2009 were positively impacted by a 16% quarter-over-comparative quarter increase in life science revenues, with a 45% quarter-over-comparative quarter increase in sales of Genomic Antibody Technology™ (GAT™) products.

Year to date revenues remained nearly constant at $13.8 million in 2009, compared to $13.7 million for the same period last year.

Second Quarter and Recent Highlights

•	Kevin Bratton joined the Company as Vice President of Finance and Chief Financial Officer

•	ISO Certification for all of SDI’s facilities, adds to growing list of quality certifications

•	RapidChek® SELECT™ Salmonella system awarded AOAC emergency response validation program certification for peanut butter

•	Issuance of a U.S. patent covering the broad use of bacteriophage as a selective agent, a key element of SDI’s RapidChek® product line

•	A major diagnostic company is developing a diagnostic assay test for cancer using one of SDI’s proprietary GAT antibodies as a reagent

Francis DiNuzzo, the Company’s Chief Executive Officer, commented, “The second quarter of 2009 represented continued progress and transformation within SDI. We have an ongoing process to reorganize our executive team to strengthen our leadership as well as restructure processes to provide greater consistency across our business. We are committed to refocusing our resources, strategy, and direction toward the opportunistic Life Sciences and Food Safety markets. With an ever-expanding GAT customer base as well as recent AOAC certifications for our food pathogen product lines, we have already begun to gain visibility in these key markets. We are becoming a full service solution provider to our life science clients, as we look for ways to leverage our full suite of antibody and assay competencies, including GAT, to move further up the Pharmaceutical, Biotechnology and Diagnostic value chains. We remain in a financially strong position, with approximately $8.9 million in available and restricted cash, at the end of the quarter. While the markets we serve have been impacted by the economy, I am confident that our capabilities and proprietary technology platforms position SDI to drive growth moving forward. We continue to be diligent in our goal to return to profitability by the end of the year.”

Financials

In 000s	Q2 - 2009	Q2 - 2008	Six-Months 2009	Six-Months 2008
Revenues	$6,853	$6,584	$13,755	$13,739
Gross Profit	3,630	3,400	7,435	7,433
SG&A Expense	3,524	4,123	7,244	7,301
R&D Expense	820	921	1,483	1,861
Operating Loss	(714)	(1,644)	(1,292)	(1,729)
Pre-tax Loss	(714)	(1,607)	(1,287)	(1,630)
Net Loss	(734)	(1,081)	(1,295)	(1,093)

Gross profit (defined as total revenues less manufacturing expenses) for the quarter ended June 30, 2009 was $3.6 million, as compared to $3.4 million for the same period in 2008. Gross margins were 53.0% for the second quarter of 2009, compared to 51.6% for the same period in 2008.

Selling, general and administrative (SG&A) expenses fell to $3.5 million for the second quarter of 2009 from $4.1 million for the second quarter of 2008 due to severance costs of $630,000 in 2008. Research and development costs decreased to $820,000 for the second quarter of 2009 from $921,000 for the second quarter of 2008.

The Company’s loss from operations for the second quarter was $714,000, compared to a loss of $1.6 million in the second quarter of 2008. Pre-tax loss for the second quarter of 2009 was $714,000, compared to a pre-tax loss of $1.6 million for the prior year’s second quarter. Net loss for the second quarter of 2009 was $734,000, or $0.04 per diluted share, compared to net loss of $1.1 million, or $0.05 per diluted share, for the second quarter last year.

Life Science Revenues

Life Science revenues totaled $3.3 million for the quarter ended June 30, 2009, increasing 16% from $2.9 million for the same period in 2008. The Company recorded increases across all of its product offerings, including an increase of 45% to $434,000 for GAT products.

Kit Revenues

Kit revenues were $3.5 million in the second quarter of 2009, reflecting a decrease of 5% from revenues of $3.7 million in 2008.

Kit revenues are broken down as follows:

Quarter Ended June 30,
	2008	2009

Food Pathogen Products	$1.4 million	$1.4 million

Ag-GMO Products	$0.6 million	$0.7 million

Water and Environmental Products	$1.5 million	$1.7 million

The decrease in Water and Environmental Product revenues is primarily attributable to lower shipments of water testing equipment to China.

Balance Sheet

The Company completed the quarter ended June 30, 2009 with $8.9 million in available and restricted cash and stockholders’ equity of $20.5 million.

Conference Call

A conference call to review second quarter results is scheduled for today at 4:30 p.m. The dial-in number for the live conference call will be 877-407-9210 (201-689-8049 outside the United States). A live webcast of the conference call will be available on the Company’s website, www.sdix.com, as well as www.vcall.com. For those who cannot listen to the live broadcast, an audio replay of the call will be available on each of these websites for 90 days. Telephone replays of the call will be available from 7:30 p.m. Eastern Time on July 30, 2009 through 11:59 p.m. Eastern Time on July 31, 2009. To listen to the telephone replay, dial 877-660-6853 (201-612-7415 outside the United States) and enter account number 286 and conference ID 328838.

About Strategic Diagnostics Inc.

Strategic Diagnostics Inc. is a leading provider of antibody technology to the life science market place. Additionally, the Company provides biotechnology-based detection solutions for a broad range of food, water, agricultural, and environmental applications. By applying its core competencies of antibody and assay development, the Company produces unique, sophisticated reagents, reagent systems, antibody design services and biodetection solutions to customer needs. Customers benefit from the enablement of their research into critical health care challenges of disease understanding, therapeutic development and diagnostic discovery. Industrial customers benefit with quantifiable “return on investment” by reducing time, labor, and/or material costs. All this is accomplished while increasing accuracy, reliability and actionability of essential test results. The Company is focused on sustaining this competitive advantage by leveraging its expertise in antibody design, immunology, proteomics, bio-luminescence and other bio-reactive technologies to continue its successful customer-focused research and development efforts. Recent innovations in high throughput production of antibodies from genetic antigens will complement the Company’s established leadership in commercial and custom antibody production for the Research, Human/Animal Diagnostics, and Pharmaceutical industries, and position the Company for broader participation in proteomics research and discovery.

This news release contains forward-looking statements reflecting SDI's current expectations. When used in this press release, the words “anticipate”, “could”, “enable”, “estimate”, “intend”, “expect”, “believe”, “potential”, “will”, “should”, “project” “plan” and similar expressions as they relate to SDI are intended to identify said forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, which may cause actual results to differ from those anticipated by SDI at this time. Such risks and uncertainties include, without limitation, changes in demand for products, delays in product development, delays in market acceptance of new products, retention of customers and employees, adequate supply of raw materials, the successful integration and consolidation of the Maine production facilities, inability to obtain or delays in obtaining fourth party, including AOAC, or required government approvals, the ability to meet increased market demand, competition, protection of intellectual property, non-infringement of intellectual property, seasonality, and other factors more fully described in SDI's public filings with the U.S. Securities and Exchange Commission.

STRATEGIC DIAGNOSTICS INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)
(unaudited)

	June 30,	December 31,
	2009	2008
ASSETS
Current Assets :
Cash and cash equivalents	$6,204	$9,980
Restricted cash	2,703	-
Receivables, net	3,739	4,099
Inventories	3,905	3,890
Deferred tax asset	3	3
Other current assets	832	534
Total current assets	17,386	18,506

Property and equipment, net	5,112	5,275
Other assets	33	107
Deferred tax asset	45	71
Intangible assets, net	1,492	1,562
Total assets	$24,068	$25,521

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities :
Current portion of long-term debt	$1,353	$1,658
Accounts payable	415	691
Accrued expenses	1,562	1,860
Deferred revenue	281	64
Total current liabilities	3,611	4,273

Stockholders' Equity:
Preferred stock, $.01 par value, 20,920,648 shares authorized,
no shares issued or outstanding	-	-
Common stock, $.01 par value, 35,000,000 shares authorized,
20,780,243 and 20,680,522 issued and outstanding
at June 30, 2009 and December 31, 2008, respectively	208	206
Additional paid-in capital	40,734	40,345
Treasury stock, 406,627 and 406,627 common shares at cost
at June 30, 2009 and December 31, 2008, respectively	(555)	(555)
Accumulated deficit	(19,920)	(18,625)
Cumulative translation adjustments	(10)	(123)
Total stockholders' equity	20,457	21,248
Total liabilities and stockholders' equity	$24,068	$25,521

STRATEGIC DIAGNOSTICS INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)
(unaudited)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2009	2008	2009	2008

Revenues	$6,853	$6,584	$13,755	$13,739

OPERATING EXPENSES:
Manufacturing	3,223	3,184	6,320	6,306
Research and development	820	921	1,483	1,861
Selling, general and administrative	3,524	4,123	7,244	7,301
Total operating expenses	7,567	8,228	15,047	15,468

Operating loss	(714)	(1,644)	(1,292)	(1,729)

Interest income, net	-	37	5	99

Loss before taxes	(714)	(1,607)	(1,287)	(1,630)

Income tax expense (benefit)	20	(526)	8	(537)

Net loss	(734)	(1,081)	(1,295)	(1,093)

Basic loss per share	$(0.04)	$(0.05)	$(0.06)	$(0.05)

Shares used in computing basic
loss per share	20,105,814	20,389,458	20,070,882	20,382,501

Diluted loss per share	$(0.04)	$(0.05)	$(0.06)	$(0.05)

Shares used in computing diluted
loss per share	20,105,814	20,389,458	20,070,882	20,382,501

Contacts
Strategic Diagnostics Inc.
Kevin Bratton
Chief Financial Officer
302-456-6789
www.sdix.com
or
Investor Contact:
The Trout Group
Brian Korb
646-378-2923
bkorb@troutgroup.com